UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2022

ACNB Corporation

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-35015	23-2233457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Lincoln Square, Gettysburg, PA	17325
(Address of principal executive offices)	(Zip Code)

717.334.3161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol(s)	Name Of Each Exchange On Which Registered
Common Stock, $2.50 par value per share	ACNB	The NASDAQ Stock Market, LLC

CURRENT REPORT ON FORM 8-K

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, David W. Cathell, Executive Vice President/Treasurer & Chief Financial Officer (principal financial officer) of ACNB Corporation (the “Corporation”), notified the Corporation of his intention to retire from all of his positions with the Corporation and its subsidiaries effective the close of business on May 31, 2022.

On January 7, 2022, the Corporation announced that Jason H. Weber had been selected as the successor to Mr. Cathell and would join the Corporation and its wholly-owned subsidiary, ACNB Bank (the “Bank”), as Executive Vice President/Finance effective January 31, 2022, for the period until Mr. Cathell’s retirement. Following Mr. Cathell’s retirement on May 31, 2022, Mr. Weber will be appointed as Chief Financial Officer (principal financial officer) of the Corporation and the Bank. Mr. Weber, age 47, served as Executive Vice President and Chief Financial Officer for Atlantic Community Bankers Bank in Camp Hill, Pennsylvania, since June 2020. Prior to that, he served as director of corporate development and financial planning and analysis at Fulton Financial Corporation in Lancaster, Pennsylvania. Mr. Weber does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his hiring, Mr. Weber entered into an employment agreement, dated January 31, 2022, with the Corporation and the Bank (the “Employment Agreement”). The initial term of the Employment Agreement is three (3) years beginning on January 31, 2022. The Employment Agreement shall automatically renew for an additional one (1) year term at the end of the first year of the Employment Agreement and on each anniversary date unless notice to terminate is given by either party at least one hundred eighty (180) days prior to the anniversary date of the Employment Agreement. If proper notice to terminate is given, the Employment Agreement shall expire two (2) years after the next anniversary date.

Mr. Weber will receive an annual base salary of $315,000, subject to customary withholdings and taxes, which may be increased from time to time. The executive is entitled to be considered for bonuses each year, as determined in the Bank’s sole discretion, paid time off, and to participate in employee benefit plans. Mr. Weber will also receive a signing bonus of $60,000.

The Employment Agreement will automatically terminate for “Cause”, as defined in the Employment Agreement, upon written notice from the Board of Directors to Mr. Weber or in the event executive terminates his employment without “Good Reason”, as defined in the Employment Agreement, or as a result of a disability.

If executive’s employment is terminated by the Corporation without “Cause”, involuntarily terminated within two (2) years after a “Change in Control”, as defined in the Employment Agreement, or voluntarily by the executive for “Good Reason”, the executive shall be entitled to receive two (2) times his agreed compensation and continuation of all life, disability, medical insurance, and other normal health and welfare benefits for two (2) years.

The Employment Agreement shall terminate automatically upon executive’s disability except that executive shall nevertheless be entitled to receive an amount equal to seventy-five percent (75%) of his agreed compensation, less amounts payable under any disability plan of the Bank, until the earliest of (i) his return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing employment period. In addition, executive shall receive for such period a continuation of all life, disability, medical insurance, and other normal health and welfare benefits, or, if Bank cannot provide such benefits because executive is no longer an employee, the Bank shall reimburse executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination subject to limitations set forth in the Employment Agreement.

Upon termination of the Employment Agreement, the executive is subject to certain customary confidentiality and non-competition provisions.

The description above is only a summary of the material terms of the Employment Agreement and is not intended to be a full description of the Employment Agreement. The Employment Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Employment Agreement by and among ACNB Corporation, ACNB Bank and Jason H. Weber dated as of January 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

ACNB CORPORATION

(Registrant)

Dated: February 4, 2022	/s/ Lynda L. Glass

Lynda L. Glass
Executive Vice President/

Secretary & Chief Governance Officer